Exhibit 99.1



      Deckers Outdoor Corporation Reports Second Quarter Financial Results;
                    Company Reports 2Q Diluted EPS of $0.21;
                  Ahead of Previous Guidance of $0.03 to $0.05;
                       Company Raises Fiscal 2006 Outlook


    GOLETA, Calif.--(BUSINESS WIRE)--July 27, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the second quarter ended June 30, 2006.

    Second Quarter Highlights

    -- Net sales increased 3.4% to $41.7 million versus $40.3 million last year; ahead of our previous guidance range of $38 million to $40 million.

    -- Gross margin increased 600 basis points to 45.6% compared to 39.6% a year ago.

    -- Diluted EPS was the same as last year at $0.21; ahead of our previous guidance range of $0.03 to $0.05.

    -- Cash and short-term investments improved to $64.9 million compared to $11.1 million a year ago.

    -- Inventories decreased to $45.2 million versus $66.7 million last year.

    Angel Martinez, President and Chief Executive Officer, stated, "We are very pleased that the positive momentum in our business has continued, allowing us to once again exceed expectations. During the quarter we experienced strong full price selling across all three of our brands evidenced by the 600 basis point improvement in our gross margin. We are particularly encouraged by the performance of Teva, as consumer reaction to a limited introduction of new styles as well as improved retail presence, helped drive results. At the same time, our strategic investments in marketing and advertising, research & development, and our retail and international infrastructures have us well positioned to capitalize on the many opportunities that still lie ahead, both domestically and overseas. We are focused on successfully executing our business plan and are dedicated to driving increased profitability and greater shareholder value."

    Second Quarter Segment Summary

    Teva

    As anticipated, Teva net sales for the second quarter were $22.8 million compared to $24.8 million for the same period last year. The decrease in the volume of sales was the result of fewer closeout sales, which was partially offset by an increase in full margin sales that were driven by solid sell-through of men's, women's and kids' products including the introduction of new styles of the Dozer, Elixir and Mush.

    UGG

    UGG net sales for the second quarter increased 19.2% to $15.9 million versus $13.3 million for the same period a year ago. Sales were positively impacted by a strong reorder business for the UGG spring line, as well as continued demand for core products.

    Simple

    Simple net sales increased 39.9% to $3.0 million for the second quarter compared to $2.2 million for the same period last year. Simple experienced strong consumer demand for our recently introduced Green Toe Collection across all channels of distribution. In addition, Simple's men's and women's sandal business also performed well.

    Consumer Direct

    Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 13.5% to $4.0 million compared to $3.5 million for the same period a year ago. Results for the second quarter of 2006 include sales from the Company's two retail outlet stores, which were not in operation in the second quarter of 2005.

    Full-Year Outlook

    --  Company raises full year sales guidance to range of $272 million to $278 million versus previous expectation of $268 million to $276 million.

    -- Company raises full year diluted EPS range to $2.39 to $2.45 compared to previous expectation of $2.21 to $2.29.

    -- Company reiterates previously announced second-half outlook of sales between $174 million to $180 million and diluted EPS of $1.74 to $1.80.

    -- Fiscal 2006 guidance includes approximately $2.1 million of stock compensation expense which includes $0.7 million of additional stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123R, effective January 1, 2006. In addition, the guidance includes approximately $9 million related to the aforementioned increase in selling, general and administrative expenses as part of the strategic initiatives to support future growth.

    Third Quarter Outlook

    -- Company introduces third quarter guidance of sales between $71 million to $74 million and diluted EPS of $0.51 to $0.54.

    -- Third quarter guidance includes approximately $2.5 million of expenses associated with the $9 million increase in selling, general and administrative expenses for fiscal 2006.

    Fourth Quarter Outlook

    -- Company introduces fourth quarter guidance of sales between $103 million to $106 million and diluted EPS of $1.23 to $1.26.

    -- Fourth quarter guidance includes approximately $2.5 million of expenses associated with the $9 million increase in selling, general and administrative expenses for fiscal 2006.

    The Company's conference call to review second quarter fiscal 2006 results will be broadcast live over the Internet today, Thursday, July 27, 2006 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    Certain expectations and projections regarding the future performance of Deckers Outdoor Corporation discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans as of today, July 27, 2006, and are subject to future events and uncertainties. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position to differ materially from those expressed in forward-looking statements: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages of top grade sheepskin could interrupt product manufacturing and increase product costs; the risk that we are unable to accurately forecast consumer demand and inventory needs; whether we are successful in continuing to implement our growth strategy; the success of our customers; the risk of losing one or more key customers; our ability to protect our intellectual property; the risk that counterfeiting can harm our sales or our brand image; our ability to develop and patent new technologies; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; future changes in the price of raw materials; the effect of future increases in the cost of petroleum and other energy prices on the costs of production; unpredictable events and circumstances related to our international operations; the adverse affect on our business if our independent manufacturers, designated suppliers or our licensees might violate labor laws or fail to conform to our ethical standards; risks associated with licensing partners' ability to meet our expectations; the challenge of managing our brands for growth; our ability to successfully build new brands; unpredictable fluctuations in our quarterly sales and operating results; the risk of losing key personnel; currency risk; the sensitivity of our sales to seasonal and weather conditions; risks associated with international markets which are subject to a variety of laws and political and economic risks that may adversely impact our business; delays and unexpected costs that can result from customs regulations; our dependence on computer and communication systems; fluctuating economic conditions; increased levels of competition in the footwear industry; concentration of ownership in the retail industry; the risk that world events, such as terrorism, could disrupt international commerce; members of management owning sufficient shares to substantially control our company; volatility of our stock price; the risk that future sales of our common stock could adversely affect our stock price; and the prevention or delay of changes in control due to anti-takeover provisions.




                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (Unaudited)


                                              June 30,   December 31,
         Assets                                 2006        2005
                                            ------------ ------------

Current assets:
  Cash and cash equivalents               $   9,499,000   50,749,000
  Short-term investments                     55,434,000    2,500,000
  Trade accounts receivable, net             24,617,000   40,918,000
  Inventories                                45,246,000   33,374,000
  Prepaid expenses and other current assets   2,067,000    1,364,000
  Deferred tax assets                         5,949,000    5,949,000
                                            ------------ ------------
       Total current assets                 142,812,000  134,854,000

Property and equipment, at cost, net          4,939,000    4,711,000
Intangible assets, less applicable
 amortization                                69,854,000   70,009,000
Other assets                                     54,000       52,000
                                            ------------ ------------

                                           $217,659,000  209,626,000
                                            ============ ============

      Liabilities and Stockholders' Equity

Current liabilities:
  Trade accounts payable                  $  14,718,000   14,506,000
  Accrued expenses                            4,781,000    6,095,000
  Income taxes payable                        5,284,000    7,133,000
                                            ------------ ------------
       Total current liabilities             24,783,000   27,734,000
                                            ------------ ------------

Deferred tax liabilities-noncurrent           4,337,000    4,337,000

Stockholders' equity:
  Common stock                                  125,000      124,000
  Additional paid-in capital                 79,324,000   76,788,000
  Retained earnings                         108,816,000  100,436,000
  Accumulated other comprehensive income        274,000      207,000
                                            ------------ ------------
       Total stockholders' equity           188,539,000  177,555,000
                                            ------------ ------------

                                           $217,659,000  209,626,000
                                            ============ ============




                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                              (Unaudited)


                     Three-month period ended  Six-month period ended
                             June 30,                 June 30,
                     ------------------------ ------------------------
                          2006       2005         2006        2005
                     ------------------------- -----------------------

Net sales            $ 41,721,000  40,341,000  97,725,000 104,604,000
Cost of sales          22,680,000  24,372,000  53,984,000  59,068,000
                      ------------ ----------- ----------- -----------
Gross profit           19,041,000  15,969,000  43,741,000  45,536,000

Selling, general and
 administrative
 expenses              15,033,000  11,292,000  30,819,000  26,460,000
                      ------------ ----------- ----------- -----------
Income from
 operations             4,008,000   4,677,000  12,922,000  19,076,000

Other (income)
 expense :
Interest, net            (687,000)      6,000  (1,267,000)    (63,000)
Other                     (17,000)     (4,000)    (17,000)     (3,000)
                      ------------ ----------- ----------- -----------
Income before income
 taxes                  4,712,000   4,675,000  14,206,000  19,142,000

Income taxes            1,981,000   1,943,000   5,826,000   7,523,000
                      ------------ ----------- ----------- -----------

Net income           $  2,731,000   2,732,000   8,380,000  11,619,000
                      ============ =========== =========== ===========

Net income per share:
Basic                $       0.22        0.22        0.67        0.94
Diluted                      0.21        0.21        0.65        0.90
                      ============ =========== =========== ===========

Weighted-average
 shares:
Basic                  12,510,000  12,351,000  12,516,000  12,320,000
Diluted                12,806,000  12,886,000  12,815,000  12,909,000
                      ============ =========== =========== ===========




    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             or
             Integrated Corporate Relations, Inc.
             Investor Relations:
             Chad A. Jacobs/Brendon Frey, 203-682-8200